investment ADVISORY AGREEMENT

INVESTMENT ADVISORY AGREEMENT (the “Agreement”) made as of this 9th day of June, 2023, by and between the Legal & General Commodity Strategy Fund Offshore Ltd. (the “Company”), a limited company incorporated in the Cayman Islands and a wholly-owned subsidiary of the Legal & General Commodity Strategy Fund (the “Fund”), a series of The Advisors’ Inner Circle Fund III (the “Trust”), a Delaware statutory trust registered with the Securities and Exchange Commission (the “SEC” or the “Commission”) as an open-end management investment company under the U.S. Investment Company Act of 1940 (the “1940 Act”), and Legal & General Investment Management America, Inc. (the “Adviser”), an investment adviser registered with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and a corporation organized under the laws of the State of Delaware, and with the Adviser’s principal place of business located at 71 South Wacker Drive, Chicago, Illinois 60606.

W I T N E S S E T H

WHEREAS, the Fund has established the Company for the purposes of facilitating the Fund’s investment objectives and strategies as these objectives and strategies relate to obtaining exposure to the investment returns of the global commodities markets; and

WHEREAS, the Adviser serves as the investment adviser to the Fund pursuant to an investment advisory agreement between the Adviser and the Trust, on behalf of the Fund, dated December 16, 2021, and as most-recently amended as of June 9th, 2023 (the “Fund Advisory Agreement”); and

WHEREAS, the Board of Directors of the Company (the “Board”) has selected the Adviser to act as investment adviser to the Company, and to provide certain related services, as more fully set forth below, and to perform said services under the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the Company and the Adviser do hereby agree as follows:

1. The Adviser’s Services.

(a) Discretionary Investment Management Services. The Adviser shall act as investment adviser with respect to the Company. In said capacity, the Adviser, subject to the supervision of the Board, regularly shall provide the Company with investment research, advice and supervision and shall furnish continuously an investment program for the Company, consistent with the investment objectives and policies of the Company. The Adviser shall determine, from time to time, what securities shall be purchased for the Company, what securities shall be held or sold by the Company, and what portion of the Company’s assets shall be held uninvested in cash, subject always to the provisions of the Company’s Memorandum and Articles of Association (hereinafter, said Memorandum and Articles of Association, as currently in effect, and as amended or supplemented from time to time, referred to as the “Memorandum”), and the Fund’s registration statement on Form N-1A (hereinafter, said registration statement, as currently in effect, and as amended or supplemented from time to time, referred to as the “Registration Statement”) under the 1940 Act, and under the Securities Act of 1933, as amended (the “1933 Act”), covering the Fund’s shares, as filed with the Commission, and to the investment objectives, policies, and restrictions of the Company and the Fund, as each of the same shall be from time to time in effect. To carry out said obligations, the Adviser shall exercise full discretion and act for the Company in the same manner and with the same force and effect as the Company itself might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other such things necessary or incidental to the furtherance or conduct of said purchases, sales, or other transactions. No reference in this Agreement to the Adviser having full discretionary authority over the Company’s investments in any way shall limit the right of the Board, in the Board’s sole discretion, to establish or revise policies in connection with the management of the Company’s assets or otherwise to exercise the Board’s right to control the overall management of the Company. As applicable and appropriate, and without limiting the generality of the foregoing, the Adviser has the authority to enter into trading agreements (collectively, “Account Agreements”) on behalf of each of the Company and to adhere to the applicable International Swaps & Derivatives Association (“ISDA”) over-the-counter (“OTC”) derivatives transaction protocols and to enter into client agency agreements or other documents that may be required to effect OTC derivatives transaction through swap execution facilities (i.e., “SEFs”).

(b) Compliance. The Adviser agrees to comply with the requirements of the 1940 Act, the Advisers Act, the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Commodity Exchange Act, and the respective rules and regulations thereunder, as applicable, as well as with all other applicable Cayman Islands laws, rules, and regulations and U.S. federal and state laws, rules, regulations, and case law that relate to the services and relationships described hereunder and to the conduct of the Adviser’s business as a registered investment adviser. The Adviser also agrees to comply with the Memorandum, the objectives, policies, and restrictions set forth in the Registration Statement, as amended or supplemented, of the Fund, and with any policies, guidelines, instructions, and procedures approved by the Board and provided to the Adviser. The Adviser shall maintain compliance procedures that the Adviser reasonably believes are adequate to ensure the Adviser’s compliance with the foregoing. No supervisory activity undertaken by the Board shall limit the Adviser’s full responsibility for any of the foregoing.

(c) Proxy Voting. The Board has the authority to determine how proxies with respect to securities that are held by the Company shall be voted, and the Board initially has determined to delegate the authority and responsibility to vote proxies for the Company’s securities to the Adviser. So long as proxy voting authority for the Company has been delegated to the Adviser, the Adviser shall exercise the Adviser’s proxy voting responsibilities. The Adviser shall carry out said responsibility in accordance with any instructions that the Board shall provide from time to time, and at all times in a manner consistent with Rule 206(4)-6 under the Advisers Act and the Adviser’s fiduciary responsibilities to the Company and Fund. The Adviser shall provide periodic reports and keep records relating to proxy voting as the Board may reasonably request or as may be necessary for the Company to comply with the 1940 Act and other applicable law. Any said delegation of proxy voting responsibility to the Adviser may be revoked or modified by the Board at any time.

The Adviser is authorized to instruct the Company’s custodian and/or broker(s) to forward promptly to the Adviser or designate service provider copies of all proxies and shareholder communications relating to securities held in the portfolio of a Company (other than materials relating to legal proceedings against the Company). The Adviser also may instruct the Company’s custodian and/or broker(s) to provide reports of holdings in the portfolio of the Company. The Adviser has the authority to engage a service provider to assist with administrative functions related to voting Company proxies. The Company shall direct the Company’s custodian and/or broker(s) to provide any assistance requested by the Adviser in facilitating the use of a service provider. In no event shall the Adviser have any responsibility to vote proxies that are not received on a timely basis. The Company acknowledges that the Adviser, consistent with the Adviser’s written proxy voting policies and procedures, may refrain from voting a proxy if, in the Adviser’s discretion, refraining from voting would be in the best interests of the Company and the Company’s shareholders.

(d) Recordkeeping. The Adviser shall not be responsible for the provision of administrative, bookkeeping, or accounting services to the Company, except as otherwise provided herein or as may be necessary for the Adviser to supply to the Company or the Company’s Board the information required to be supplied under this Agreement.

The Adviser shall maintain separate books and detailed records of all matters pertaining to Company assets advised by the Adviser required by Rule 31a-1 under the 1940 Act (other than those records being maintained by any administrator, custodian, or transfer agent appointed by the Company) relating to the Adviser’s responsibilities provided hereunder with respect to the Company, and shall preserve said records for the periods and in a manner prescribed therefore by Rule 31a-2 under the 1940 Act (the “Company Books and Records”). The Company Books and Records shall be available to the Board at any time upon request, shall be delivered to the Company upon the termination of this Agreement, and shall be available without delay during any day the Company is open for business.

(e) Holdings Information and Pricing. The Adviser shall provide regular reports regarding Company holdings, and, on the Adviser’s own initiative, may furnish the Company and the Company’s Board from time to time with whatever information the Adviser believes is appropriate for this purpose. The Adviser agrees to notify the Company promptly if the Adviser reasonably believes that the value of any security held by the Company may not reflect fair value. The Adviser agrees to provide upon request any pricing information of which the Adviser is aware to the Company, the Company’s Board, and/or any Company pricing agent to assist in the determination of the fair value of any Company holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Company’s valuation procedures for the purpose of calculating the Company net asset value in accordance with procedures and methods established by the Board.

(f) Cooperation With Agents of the Company. The Adviser agrees to cooperate with and provide reasonable assistance to the Company, any Company custodian or foreign sub-custodians, any Company pricing agents and all other agents and representatives of the Company with respect to such information regarding the Company as said entities reasonably may request from time to time in the performance of said entities’ obligations, to provide prompt responses to reasonable requests made by said persons, and to establish appropriate interfaces with each said person so as to promote the efficient exchange of information and compliance with applicable laws and regulations.

(g) Delegation. the Adviser may delegate (i) any of the Adviser’s services to any of the Adviser’s “affiliated persons” within the meaning of the Advisers Act (as used herein, “Affiliated Persons” or “Affiliates”), including in connection with discretionary investment management of any or all portions of investment activity, pursuant to “participating affiliate” agreements, sub-advisory agreements, services agreements, and other similar inter-affiliate arrangements; and (ii) operational, administrative and/or ancillary services required to enable the Adviser to perform the services (including middle and back office services such as technology, reporting, the provision of data and certain regulated activities), to third parties. The Adviser shall exercise reasonable skill and care in the selection, use, and monitoring of these delegates, but shall not otherwise be responsible for the acts and omissions of these delegates except where the agents are Affiliated Persons or Significant Third Parties in which case the Adviser shall remain liable to the Company for all matters for which these agents are appointed under this clause to the same extent the Adviser is liable for the Adviser’s direct actions and inactions pursuant to this Agreement. “Significant Third Parties” means those third parties appointed by the Adviser to perform services which do not themselves form part of investment management services, but which are both materially and exclusively integrated with the provision of and significant to the Adviser’s ability to provide investment management services under this Agreement. For the avoidance of doubt, this excludes any brokers, counterparties, the custodian, and parties providing data services. As at the date of this Agreement, the sole Significant Third Party is State Street. For the avoidance of doubt, the Adviser’s Affiliated Persons who may be delegated Services include LGIM International Limited, Legal & General Investment Management Limited, and Legal & General Investment Management Holdings Limited, all of which are U.K. domiciled companies; Legal & General Investment Management Asia Limited, which is a Hong Kong domiciled company; and Legal & General Investment Management Japan KK, which is a company domiciled in Japan. The Adviser may provide information about the Company, the Fund, and their respective assets to delegates as reasonably necessary for these delegates perform the delegated Services.

(h) Company Acknowledgement. The Company acknowledges and agrees, and the Adviser accepts the following:

(1) that the Company shall be bound by the terms of any Account Agreement executed by the Adviser on the Company’s behalf to the same extent as if the Company had executed said Account Agreement directly, and, as such, shall remain liable for any amounts owed to a counterparty to an Account Agreement, including debit balances, losses, or other amounts due as a result of trading on said account, and acknowledges that, in connection with the negotiation and execution of said Account Agreements, the Adviser may be asked to make certain representations, warranties, and covenants on the Company’s behalf and hereby authorizes the Adviser to make said representations, warranties, and covenants as the Adviser determines in the reasonable exercise of the Adviser’s discretion and in accordance with the Adviser’s fiduciary duty, are reasonable in light of the express objective of permitting the Company to enter into derivatives;

(2) that certain Account Agreements entered into by the Adviser on the Company’s behalf may: (i) grant a counterparty to the Account Agreement a number of rights, including, but not limited to, a first priority security interest in, lien over, pledge over, and a right of set-off against, some or all of the assets of said account held with said counterparty and cross-default, cross-collateralization, and set-off provisions in favor of said counterparty in respect of any other obligations, or that the Company may owe to or hold with said counterparty; (ii) appoint said counterparty as the Company’s attorney-in-fact in respect of the perfection of security over some or all of the assets of said account held with said counterparty; and (iii) contain limitation of liability provisions, indemnification provisions, compensation provisions, warranties and representations, and various acknowledgments in favor of said counterparty;

(3) the Company is capable of assessing the merits of (on the Company’s own behalf or through independent professional advice), and understands and accepts the terms and conditions and risks of entering into derivatives and derivatives agreements, and assumes the risk of doing so, and acknowledges that the Company shall incur obligations as a result of the Adviser’s use of derivatives which may require the use of assets beyond the assets of said account under Adviser’s management;

(4) that there may be temporary, short-term overdrafts with respect to the Company due to and including, but not limited to, settlement mismatch, delay, failure, or other unforeseen circumstances that may require funding for short-term liquidity management purposes, consistent with the efficient management of the Company in accordance with their investment objectives, and that any said short term overdraft shall be fully repaid as soon as the circumstances permit, but shall not constitute a breach of this Agreement by the Adviser.

2. Information and Reporting. The Adviser shall provide the Company and the Company’s officers with such periodic reports concerning the obligations that the Adviser has assumed under this Agreement as the Company from time to time may reasonably request.

(a) Notification of Breach / Compliance Reports. The Adviser shall notify the Company’s and Trust’s chief compliance officer immediately upon detection of: (i) any material failure to manage the Company in accordance with the Company’s investment objectives and policies or any applicable law; or (ii) any material breach of any of the Company’s or the Adviser’s policies, guidelines, or procedures. In addition, the Adviser shall provide a quarterly report regarding the Company’s compliance with the Company’s investment objectives and policies, applicable law, including, but not limited to, the 1940 Act, and the Company’s policies, guidelines, or procedures as applicable to the Adviser’s obligations under this Agreement. The Adviser agrees to correct any said failure promptly and to take any action that the Board reasonably may request in connection with any said breach. Upon request, the Adviser also shall provide the officers of the Company with supporting certifications in connection with such certifications of Company financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act. The Adviser promptly shall notify the Company in the event that: (i) the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Company (excluding class action suits in which the Company is a member of the plaintiff class by reason of the Company’s ownership of shares in the defendant), or the compliance by the Adviser with applicable Cayman Islands laws and rules and regulations or U.S. federal or state securities laws; or (ii) an actual change in control of the Adviser resulting in an “assignment” (as that term is defined in the 1940 Act) has occurred or otherwise is proposed to occur.

(b) Board and Filings Information. The Adviser shall provide the Company with any information reasonably requested regarding the Adviser’s management of the Company required for any meeting of the Board, or for any shareholder report, Form N-CSR, Form N-Q, Form N-PORT, Form N-PX, Form N-SAR, amended registration statement, proxy statement, or prospectus supplement to be filed by the Fund with the Commission. The Adviser shall make the Adviser’s officers and employees available to meet with the Board from time to time on due notice to review the Adviser’s investment management services to the Company in light of current and prospective economic and market conditions and shall furnish to the Board such information as reasonably may be necessary in order for the Board to evaluate this Agreement or any proposed amendments thereto.

(c) Transaction Information. The Adviser shall furnish to the Company such information concerning portfolio transactions as may be necessary to enable the Company or the Company’s designated agent to perform such compliance testing on the Company and the Adviser’s services as the Company, in the Company’s sole discretion, may determine to be appropriate. The provision of said information by the Adviser to the Company or the Company’s designated agent in no way relieves the Adviser of the Adviser’s own responsibilities under this Agreement.

3. Brokerage.

(a) Principal Transactions. In connection with purchases or sales of securities for the account of the Company, neither the Adviser nor any of the Adviser’s directors, officers, or employees shall act as a principal or agent or receive any commission except as permitted by the 1940 Act.

(b) Placement of Orders. The Adviser shall arrange for the placing of all orders for the purchase and sale of securities for the Company’s account with brokers or dealers selected by the Adviser. In the selection of such brokers or dealers and the placing of said orders, the Adviser is directed at all times to seek for the Company the most-favorable execution and net price available under the circumstances. It also is understood that it is desirable for the Company that the Adviser have access to brokerage and research services provided by brokers who may execute brokerage transactions at a higher cost to the Company than may result when allocating brokerage to other brokers, consistent with Section 28(e) of the 1934 Act and any Commission staff interpretations thereof. The Adviser, therefore, is authorized to place orders for the purchase and sale of securities for the Company with said brokers, subject to review by the Board from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by said brokers may be useful to the Adviser in connection with the Adviser or the Adviser’s affiliates’ services to other clients.

(c) Aggregated Transactions. On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Company, as well as other clients of the Adviser, the Adviser, to the extent permitted by applicable law and regulations, may aggregate the order for securities to be sold or purchased. In such event, the Adviser shall allocate securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, in the manner the Adviser reasonably considers to be equitable and consistent with the Adviser’s fiduciary obligations to the Company and to such other clients under the circumstances.

(d) Affiliated Brokers. The Adviser or any of the Adviser’s affiliates may act as broker in connection with the purchase or sale of securities or other investments for the Company, subject to: (a) the requirement that the Adviser seek to obtain best execution and price within the policy guidelines determined by the Board and set forth in the Registration Statement; (b) the provisions of the 1940 Act; (c) the provisions of the Advisers Act; (d) the provisions of the 1934 Act; and (e) other provisions of applicable law. These brokerage services are not within the scope of the duties of the Adviser under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Board, the Adviser or the Adviser’s affiliates may receive brokerage commissions, fees, or other remuneration from the Company for these services in addition to the Adviser’s fees for services under this Agreement.

4. Custody. Nothing in this Agreement shall permit the Adviser to take or receive physical possession of cash, securities, or other investments of the Company.

5. Allocation of Charges and Expenses. The Adviser shall bear the Adviser’s own costs of providing services hereunder. Other than as herein specifically indicated, the Adviser shall not be responsible for the Company’s expenses, including brokerage and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments.

6. Representations, Warranties, and Covenants.

(a) Properly Registered. The Adviser is registered as an investment adviser under the Advisers Act, and shall remain so registered for the duration of this Agreement. The Adviser is not prohibited by the Advisers Act or the 1940 Act from performing the services contemplated by this Agreement, and, to the best knowledge of the Adviser, there is no proceeding or investigation that is reasonably likely to result in the Adviser being prohibited from performing the services contemplated by this Agreement. The Adviser agrees to promptly notify the Company of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser to an investment company. The Adviser is in compliance in all material respects with all applicable Cayman Islands laws, rules, and regulations and applicable U.S. federal and state law in connection with the Adviser’s investment management operations.

(b) Form ADV Disclosure. The Company has received and reviewed a copy of the Adviser’s Form ADV prior to entering into this Agreement. The Company agrees that the Adviser is authorized to receive the Adviser’s Affiliated Persons’ Form ADV Parts 2A and 2B on the Company’s behalf. The Company may revoke said authority at any time. Upon request, the Adviser shall provide the Company with a copy of the relevant Affiliated Person’s Form ADV Parts 2A and 2B.

(c) Disclosure Documents. The Adviser shall review any advertising or sales material relating to the Company (collectively, the “Disclosure Documents”) and represents, warrants and covenants that said Disclosure Documents shall contain no untrue statement of any material fact and shall not omit any statement of material fact required to be stated therein or necessary to make the statements therein not misleading.

(d) Use of the Name “Legal & General”. The Adviser has the right to use the name “Legal & General” in connection with the Adviser’s services to the Company and that, subject to the terms set forth in Section 7 of this Agreement, the Company shall have the right to use the name “Legal & General” in connection with the management and operation of the Company. The Adviser is not aware of any threatened or existing actions, claims, litigation, or proceedings that would adversely affect or prejudice the rights of the Adviser or the Company to use the name “Legal & General.”

(e) No Detrimental Agreement. The Adviser represents and warrants that the Adviser has no arrangement or understanding with any party, other than the Company or the Fund, that would influence the decision of the Adviser with respect to the Adviser’s selection of securities for the Company, and that all selections shall be done in accordance with what is in the best interest of the Company.

(f) Conflicts. The Adviser shall act honestly, in good faith, and in the best interests of the Company including requiring any of the Adviser’s personnel with knowledge of Company activities to place the interest of the Company first, ahead of said persons’ own interests, in all personal trading scenarios that may involve a conflict of interest with the Company, consistent with the Adviser’s fiduciary duties under applicable law.

(g) Representations. The representations and warranties in this Section 6 shall be deemed to be made on the date this Agreement is executed and at the time of delivery of the quarterly compliance report required by Section 2(a), whether or not specifically referenced in said report.

7. The Name “Legal & General”. The Adviser grants to the Company a license to use the name “Legal & General” (the “Name”) as part of the name of the Company. The foregoing authorization by the Adviser to the Company to use the Name as part of the name of the Company is not exclusive of the right of the Adviser itself to use, or to authorize others to use, the Name; the Company acknowledges and agrees that, as between the Company and the Adviser, the Adviser has the right to use, or authorize others to use, the Name. The Company: (1) shall use the Name only in a manner consistent with uses approved by the Adviser; (2) shall use the Company’s best efforts to maintain the quality of the services offered using the Name; and (3) shall adhere to such other specific quality control standards as the Adviser from time to time may promulgate. At the request of the Adviser, the Company: (a) shall submit to Adviser representative samples of any promotional materials using the Name; and (b) shall change the name of the Company within three months of the Company’s receipt of the Adviser’s request, or such other shorter time period as may be required under the terms of a settlement agreement or court order, so as to eliminate all reference to the Name and shall not thereafter transact any business using the Name in the name of the Company; provided, however, that the Company may continue to use beyond such date any supplies of prospectuses, marketing materials, and similar documents that the Company had on the date of said name change in quantities not exceeding those historically produced and used in connection with the Company.

8. Adviser’s Compensation. In recognition of the fact that the Adviser shall receive compensation from the Fund under the Fund Advisory Agreement, the Adviser shall receive no compensation from the Company for the services rendered pursuant to this Agreement.

9. Independent Contractor. In the performance of the Adviser’s duties hereunder, the Adviser is and shall be an independent contractor, and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Company in any way or otherwise be deemed to be an agent of the Company. If any occasion should arise in which the Adviser gives any advice to the Adviser’s clients concerning the shares of the Company, the Adviser shall act solely as investment counsel for said clients and not in any way on behalf of the Company.

10. Non-Exclusive Services. The Adviser and the Adviser’s officers may act and continue to act as investment managers for others, and nothing in this Agreement shall in any way be deemed to restrict the right of the Adviser to perform investment management or other services for any other person or entity, and the performance of these services for others shall not be deemed to violate or give rise to any duty or obligation to the Company.

Nothing in this Agreement shall limit or restrict the Adviser or any of the Adviser’s directors, officers, affiliates, or employees from buying, selling, or trading in any securities for the Adviser’s or said person’s own account. The Company acknowledges that the Adviser and the Adviser’s directors, officers, affiliates, employees, and other clients, at any time, may have, acquire, increase, decrease, or dispose of positions in investments which are at the same time being acquired or disposed of for the Company. The Adviser shall have no obligation to acquire for the Company a position in any investment which the Adviser, or the Adviser’s directors, officers, affiliates, or employees may acquire for the Adviser’s or said person’s own accounts or for the account of another client, so long as it continues to be the policy and practice of the Adviser not to favor or disfavor consistently or consciously any client or class of clients in the allocation of investment opportunities so that, to the extent practical, said opportunities shall be allocated among clients over a period of time on a fair and equitable basis.

11. Assignment and Amendments. This Agreement automatically shall terminate, without the payment of any penalty, in the event of the Agreement’s “assignment” (as that term is defined in Section 2(a)(4) of the 1940 Act); provided, that said termination shall not relieve the Adviser of any liability incurred hereunder.

This Agreement may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

12. Duration and Termination.

This Agreement shall become effective as of the date executed and shall remain in full force and effect continually thereafter, subject to renewal as provided in Section 11(c) and unless terminated automatically as set forth in Section 10 hereof or until terminated as follows:

(a) The Company may cause this Agreement to terminate either (i) by vote of the Company’s Board or (ii) with respect to the Company, upon the affirmative vote of a majority of the outstanding voting securities of the Company; or

(b) The Adviser may at any time terminate this Agreement by not more than sixty (60) days’ nor less than thirty (30) days’ written notice delivered or mailed by registered mail, postage prepaid, to the Company; or

(c) This Agreement automatically shall terminate two years from the date of the Agreement’s execution unless the Agreement’s renewal specifically is approved at least annually thereafter by: (i) a majority vote of the Directors, including a majority vote of said Directors who are not interested persons of the Company or the Adviser, at a meeting called for the purpose of voting on said approval; or (ii) the vote of a majority of the outstanding voting securities of the Company; provided, however, that, if the continuance of this Agreement is submitted to the shareholders of the Company for said shareholders’ approval and said shareholders fail to approve said continuance of this Agreement as provided herein, the Adviser may continue to serve hereunder as to the Company in a manner consistent with the 1940 Act and the rules and regulations thereunder; or

(d) This Agreement shall automatically and immediately terminate in the event upon the termination of the Fund Advisory Agreement.

Termination of this Agreement pursuant to this Section shall be without payment of any penalty.

In the event of termination of this Agreement for any reason, the Adviser, immediately upon notice of termination or on such later date as may be specified in said notice, shall cease all activity on behalf of the Company and with respect to any of the Company’s assets, except as otherwise required by any fiduciary duties of the Adviser under applicable law. In addition, the Adviser shall deliver the Company Books and Records to the Company by such means and in accordance with such schedule as the Company shall direct and otherwise shall cooperate, as reasonably directed by the Company, in the transition of portfolio asset management to any successor of the Adviser.

13. Certain Definitions. For the purposes of this Agreement:

(a) “Affirmative vote of a majority of the outstanding voting securities of the Company” shall have the meaning as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

(b) “Interested persons” and “Assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

14. Liability of the Adviser.

(a) The Adviser shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of statements in the Company’s Disclosure Documents.

(b) The Adviser shall be liable to the Company for any loss (including transaction costs) incurred by the Company as a result of any investment made by the Adviser in contravention of: (i) any investment policy, guideline, or restriction set forth in the Registration Statement or as approved by the Board from time to time and provided to the Adviser; or (ii) applicable law, including, but not limited to, the 1940 Act (the investments described in this subsection (b) collectively are referred to as “Improper Investments”).

(c) The Adviser shall indemnify and hold harmless the Company, each affiliated person of the Company within the meaning of Section 2(a)(3) of the 1940 Act, and each person who controls the Company within the meaning of Section 15 of the 1933 Act (any such person, an “Indemnified Party”) against any and all losses, claims, damages, expenses or liabilities (including the reasonable cost of investigating and defending any alleged loss, claim, damage, expense, or liability and reasonable counsel fees incurred in connection therewith) to which any said person may become subject under the 1933 Act, the 1934 Act, the 1940 Act, or other U.S. federal or state statutory law or regulation or Cayman Islands law, rule or regulation, at common law, or otherwise, insofar as said losses, claims, damages, expenses, or liabilities (or actions in respect thereof) arise out of or are based upon: (i) a breach by the Adviser of this Agreement or of the representations and warranties made by the Adviser herein; (ii) any Improper Investment; (iii) any untrue statement or alleged untrue statement of a material fact contained in any Disclosure Document or the omission or alleged omission from a Disclosure Document of a material fact required to be stated therein or necessary to make the statements therein not misleading; or (iv) the Adviser’s performance or non-performance of the Adviser’s duties hereunder; provided, however, that nothing herein shall be deemed to protect any Indemnified Party who is a Director or officer of the Company against any liability to the Company or to the Company’s shareholders to which said Indemnified Party otherwise would be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of said person’s office with the Company.

(d) The Company shall indemnify the Adviser or any of the Adviser’s directors, officers, employees, or affiliates for all losses, damages, liabilities, costs, and expenses (including legal) (“Losses”) incurred by the Adviser by reason of or arising out of any act or omission by the Company under this Agreement, or any breach of warranty, representation, or agreement hereunder, except to the extent that such Losses arise as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of the Adviser’s duties or the Adviser’s failure to exercise due care in rendering the Adviser’s services to the Company specified in this Agreement.

15. Confidentiality.

(a) From time to time, a party (the “Discloser”) may disclose, exchange, or make available, the party’s “Confidential Information” (as that term is defined below) to the other parties. For purposes of this Agreement, “Confidential Information” shall mean any information, data, or materials pertaining to the Discloser’s or the Discloser’s affiliates’ or subsidiaries’ business, financial, or internal plans or affairs, regardless of form of communication (whether oral, in hard copy, electronic, or any other medium whatsoever), and whether furnished before, on, or after the date of this Agreement, that is not currently available to the general public, and for which the owning party derives actual or potential value from said unavailability.

(b) Confidential Information shall NOT include: (a) any information that is or becomes generally available to the public through no breach of this Agreement by the recipient of the information (the “Recipient”); (b) any information that is disclosed to the Recipient on a non- confidential basis by a third party who, to the Recipient’s knowledge after due inquiry, has legitimate possession thereof and the unrestricted right to make this disclosure; and (c) any information developed by the Recipient independently of, and without reference to, any Confidential Information disclosed by the Discloser to the Recipient.

(c) The Recipient acknowledges that any Confidential Information provided by the Discloser shall be used by the Recipient solely for purposes related to the Agreement, and, except as provided in a subsequent written agreement between the parties, the provision of Confidential Information shall not be construed as creating any express or implied license to develop or otherwise use the Confidential Information in any manner. The Recipient agrees: (a) to take reasonable steps to safeguard the Confidential Information from theft, piracy, or unauthorized access, and to hold the Confidential Information in strict confidence and secrecy using at least the same level of care and protection against disclosure as the Recipient uses in protecting the Recipient’s own confidential and proprietary information; (b) not to use the Confidential Information for any purpose other than those purposes related to this Agreement; (c) not to reveal or disclose the Confidential Information to any individual, firm, or entity without the prior written consent of the Discloser, other than as set forth in (e) below; (d) to inform third-party recipients of the confidential nature of the Confidential Information; and (e) to disclose Confidential Information to the Recipient’s officers, directors, representatives, agents, or employees only on a “need-to-know” basis and to inform these individuals of these individuals’ obligations under this Agreement, taking such steps as may be reasonable in the circumstances, or as may be reasonably requested by the Discloser, to prevent any unauthorized disclosure, copying, or use of the Confidential Information. Neither the Discloser nor any of the Discloser’s officers, directors, employees, or controlling persons make any express or implied representation or warranty as to the completeness and accuracy of any Confidential Information, and the Recipient agrees that none of these persons shall have any liability to the Recipient or any of the Recipient’s representatives and agents relating to or arising from the use of any Confidential Information or for any errors therein or omissions therefrom.

(d) The Recipient acknowledges that any Confidential Information provided pursuant to this Agreement constitutes unique, valuable, and special business of the Discloser. The Recipient agrees that a violation of any material provision of this Agreement may cause the Discloser irreparable injury for which the Discloser would have no adequate remedy at law, and agrees that the Discloser may be entitled to seek immediate injunctive relief prohibiting said violation, without bond, in addition to any other rights and remedies available to the Discloser.

(e) Neither party shall be liable for disclosure of Confidential Information made to any court of proper jurisdiction, regulatory, self-regulatory, governmental agency or examining authority having jurisdiction over either party and pursuant to subpoena, court order, or other legal process or as otherwise required by law or regulation. The Recipient shall provide the Discloser with prompt written notice of said request or requirement for disclosure, unless prevented by applicable law or regulation. If requested, the Recipient shall reasonably cooperate at the Discloser’s expense in defending against any said court or administrative order.

(f) It is understood and agreed that regulators having jurisdiction over any of the parties shall have unrestricted access to all books, records, files, and other materials in a party’s possession, including the Confidential Information, and disclosure of the Confidential Information to these persons solely for purposes of supervision or examination may occur without written notice to or authorization from the Discloser.

16. Enforceability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction to the extent of said invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

17. Limitation of Liability. The parties to this Agreement acknowledge and agree that: (i) all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever shall be satisfied solely out of the assets of the affected Company; and (ii) no Director, officer, or holder of shares of beneficial interest of the Company shall be personally liable for any of the foregoing liabilities.

18. Change in the Adviser’s Ownership. The Adviser agrees that the Adviser shall notify the Company of any anticipated or otherwise reasonably foreseeable change in the ownership of the Adviser within a reasonable time prior to said change being effected.

19. Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware and the Adviser consents to the jurisdiction of courts, both state and federal, in Delaware, with respect to any dispute under this Agreement.

20. Paragraph Headings. The headings of paragraphs contained in this Agreement are provided for convenience only, form no part of this Agreement, and shall not affect the Agreement’s construction.

21. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date first above written.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION (“CFTC”) IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE CFTC. THE CFTC DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE CFTC HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

LEGAL & GENERAL COMMODITY STRATEGY FUND OFFSHORE LTD.

By:	/s/ Michael Beattie
Name: Michael Beattie
Title: President

LEGAL & GENERAL INVESTMENT MANAGEMENT AMERICA, INC.

By:	/s/ Kristina St. Charles
Name: Kristina St. Charles
Title: General Counsel

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